CONTACT: Steven H. Rothman
Micros-to-Mainframes, Inc.
Phone:  (914) 268-5000
Fax:    (914) 268-9695

Press Release

FOR IMMEDIATE RELEASE

Micros-To-Mainframes, Inc. has announced the purchase of 19.9% and obtained an option to acquire 100% of Pivot Technologies, Inc.

MTM & Pivot jointly provide Internet/Intranet enabled Remote Systems Management Services.


Valley Cottage, N.Y. - May 19, 1998 - Micros-to-Mainframes, Inc.
("MTM") [NASDAQ:MTMC]. A single source provider of advanced technology solutions, communications products and Internet development services, today announced that it has purchased 19.9% of Pivot
Technologies, Inc. ("Pivot") and obtained an option to acquire 100%.

Pivot Technologies, Inc. provides "lights-out" remote management of enterprise corporate networks and systems. Pivot delivers comprehensive, professional remote management services. These services include automation and management of diverse, multi-vendor networks and systems, as well as asset tracking, software metering and reporting. Pivot offers the reality of providing proactive, as well as, reactive network operations center services to its clients, 24 hours a day, 365 days per year including pre-planned actions to be taken, notification to personnel of completed actions automatically without relying on operator intervention.

Pivot and MTM's service offerings are provided to a client as customized to each clients' particular system and needs as a complete collection of life
cycle support services.   They  address all aspects of network support, from
design and configuration to on-going management and reporting.

Steven Rothman, President and CEO stated, "It is obvious that Micros-to-Mainframes, Inc. has made a commitment to be a 'premier' provider of network and system services to our clients. The MtM team can now provide a `complete service and support plan' inclusive of fault management, configuration recovery and management, performance management, and a single point of proactive resolution management as an adjunct to consulting, design, maintenance, installation, integration, and life-cycle management."

Howard Pavony, Chairman, added "MTM now offers the most complete set of service offerings with a quality assurance process for implementation and a team of the most technically capable engineers dedicated to servicing our clients, unmatched by our competition. In addition, Pivot brings us senior technical managers, senior engineers and technical personnel, with a wealth of data networking , network management, programming, UNIX skills, and the experience of building a world class network management team."

For more information on both companies please see websites www.pivottech.com and www.mtm.com.

Micros-to-Mainframes, Inc. is a single source provider and integrator of advanced technology products, including wide and local area networks, telecommunications solutions, as well as system design consulting, maintenance and outsourcing services. The Company maintains sales, technology labs, training and service facilities in Valley Cottage, New York, New York City, and Connecticut.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings.